Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

SKILLSOFT CORP.

ARTICLE I
NAME

The name of the Corporation is Skillsoft Corp.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201 in the City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 388,840,000, which shall be divided into three classes as follows:

(i)                 375,000,000 shares of Class A common stock, par value $0.0001 per share (“Common Stock”);

(ii)                3,840,000 shares of the Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and

(iii)               10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.                Capital Stock.

1.                  The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

2.                  Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

3.                  Except as otherwise required by law, holders of Class C Common Stock shall not be entitled to any voting power in respect of such shares.

4.                  Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

5.                  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

6.                  Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. The holders of shares of Class C Common Stock shall not be entitled to any distributions pursuant to this Section IV(A)(6) and shall only be entitled to receive for each share of Class C Common Stock so held the Per Share Repurchase Amount pursuant to the Merger Agreement at and subject to the occurrence of the Class C Repurchase Effective Time.

7.                  The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

B.                 Repurchase of Class C Common Stock. Immediately following the Effective Time as defined in and pursuant to the Merger Agreement (the “Class C Repurchase Effective Time”), the Corporation shall automatically and without the need for any further action by the Corporation or any holder of shares of Class C Common Stock, repurchase each share of Class C Common Stock then-outstanding for an aggregate redemption price per share of Class C Common Stock equal to (1) a cash purchase price equal to the quotient of (x) $505,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Cash Amount”) plus (2) indebtedness to be issued or caused to be issued by the Corporation or one of its subsidiaries under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment (in each case, as defined in the Merger Agreement), equal to the quotient of (x) $20,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Debt Amount” and, together with the Per Share Repurchase Cash Amount, the “Per Share Repurchase Amount”), in each case, pursuant to and subject to the terms of the Merger Agreement (the “Class C Repurchase”). With respect to each share of Class C Common Stock, upon payment by or on behalf of the Corporation of the Per Share Repurchase Amount, such share of Class C Common Stock shall cease to be outstanding as of the Class C Repurchase Effective Time, any and all rights of holders of shares of Class C Common Stock shall be extinguished and such shares of Class C Common Stock shall not be reissued, sold or transferred. After the Class C Repurchase Effective Time, the Corporation shall take all necessary action to cause the shares of Class C Common Stock so repurchased to be retired and thereupon to file a certificate of retirement in accordance with Section 243 of the DGCL.

ARTICLE V

 AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.                The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and, except as set forth in Article VII and Article XI, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article V. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any other vote that may be required from time to time by applicable law, applicable stock exchange rule or the terms of any series of Preferred Stock and, with respect to Article IX only, in addition to any vote required by that certain Subscription Agreement, dated as of October 12, 2020, by and among the Corporation and MIH Edtech Investments B.V. (the “Subscription Agreement”), no provision of Article VI, Article VII, Article IX, Article X, Article XI and this Article V may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

B.                 The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, that certain Stockholders Agreement of the Corporation, dated as of October 12, 2020, by and among the Corporation, Churchill Sponsor II LLC (the “Sponsor”), the Founder Holder (as defined therein) and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), or the Subscription Agreement. The affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith; provided, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that was valid at the time of such act prior to the adoption of such Bylaw.

ARTICLE VI
BOARD OF DIRECTORS

A.                Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Stockholders Agreement, the Subscription Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of fifty percent (50%) of the directors present at a meeting at which a quorum is present. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2022, Class II directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2023 and Class III directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2024. Commencing with the annual meeting of stockholders for the calendar year ended December 31, 2022, the directors of the class to be elected at each annual meeting shall be elected for a three year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B.                 Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled solely and exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.                 Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time for cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D.                Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.                 During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the provisions of such series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY

A.                To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.                 Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII
ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A.                Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors, either on his or her own initiative or at the request of stockholders that beneficially own at least twenty-five percent (25%) in voting power of all the then-outstanding shares of stock of the Corporation.

B.                 An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX
COMPETITION AND CORPORATE OPPORTUNITIES

A.                In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor, the Founder Holder, MIH Edtech Investments B.V. and each of their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor, the Founder Holder, MIH Edtech Investments B.V. and each of their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, the Founder Holder, MIH Edtech Investments B.V., any Non-Employee Directors or each of their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.                 None of (i) the Sponsor, (ii) the Founder Holder, (iii) MIH Edtech Investments B.V. or (iv) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) (the Persons (as defined below) identified in (i), (ii), (iii) and (iv) above, and in each case, its, his or her Affiliates, being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries or stockholders, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders (or its Affiliates).

C.                 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity. This Section (C) of this Article IX shall not affect the Corporation’s renunciation of such corporate opportunity in this Article IX or otherwise with respect to any other Identified Person.

D.                In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.                 For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Sponsor, MIH Edtech Investments B.V. or the Founder Holder, any Person that, directly or indirectly, is controlled by the Sponsor, MIH Edtech Investments B.V. or the Founder Holder, as applicable, controls the Sponsor, MIH Edtech Investments B.V. or the Founder Holder, as applicable, or is under common control with the Sponsor, MIH Edtech Investments B.V. or the Founder Holder, as applicable, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.                  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.                The Corporation will not be subject to Section 203 of the DGCL.

B.                 Notwithstanding Section X(A), the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

1.                  prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

2.                  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or

3.                  at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.                 For purposes of this Article X, references to:

1.                  “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.                  “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.                  “business combination,” when used in reference to the Corporation and any interested stockholder, means:

(i)                 any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article X is not applicable to the surviving entity;

(ii)              (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)             any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)               any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.                  “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.                  “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholder or any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any Principal Stockholder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.                  “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)                 beneficially owns such stock, directly or indirectly; or

(ii)              has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii)            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

7.                  “person” means any individual, corporation, partnership, unincorporated association or other entity.

8.                  “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9.                  “Principal Stockholder” means, collectively, (i) Churchill Capital Sponsor II LLC, (ii) M. Klein and Company, (iii) Michael S. Klein, and (iv) any affiliate or successor of a person referenced in clauses (i) through (iii) of this definition.

10.              “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

INDEMNIFICATION

A.                             Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) (whether or not such proceeding is initiated by or in the right of the Corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, employee, agent or trustee of, or in a similar capacity with, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is an alleged action or omission in an official capacity as a director, officer, employee, agent or trustee or in any other capacity (other than a personal capacity) while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with such proceeding and appeal therefrom (hereinafter an “indemnification”); provided, however, that, except as provided in Section XI(C) with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this Article XI shall be deemed to refer exclusively to the Chief Executive Officer, Vice Chairman, President, Chief Financial Officer, General Counsel and Secretary of the Corporation appointed pursuant to the Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer, other officer of the Corporation appointed by the Board of Directors pursuant to the Bylaws or other person designated by the title of “Vice President” of the Corporation, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

B.                             Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section XI(A), an indemnitee shall also have the right to be paid by the Corporation the expenses incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article XI (which shall be governed by Section XI(C)) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section XI(A) and Section XI(B). As used in this Article XI, “expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding, or responding to, or objecting to, a request to provide discovery in any proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding and any federal, state, local or foreign taxes imposed on the indemnitee as a result of the actual or deemed receipt of any payments under this Certificate of Incorporation, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by indemnitee or the amount of judgments or fines against indemnitee.

C.                             Right of Indemnitee to Bring Suit. If a claim under Section XI(A) or Section XI(B) is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

D.                            Indemnification Not Exclusive.

1.              The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article XI, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article XI, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law (common or statutory) or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action or omission in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action or omission in any other capacity.

2.               Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article XI, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section XI(D)(2), entitled to enforce this Section XI(D)(2).

For purposes of this Section (D)(2) of Article XI, the following terms shall have the following meanings:

(i)                 The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(ii)              The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

E.                            Nature of Rights. The rights conferred upon indemnitees in this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article XI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

F.                             Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss, incurred by it or him or her in any such capacity, or arising out of his or her status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

G.                            Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

H.                            Partial Indemnification. If an indemnitee is entitled under any provision of this Article XI to indemnification by the Corporation for some or a portion of the expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with any proceeding and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify indemnitee for the portion of such expenses, liabilities and losses to which indemnitee is entitled.

I.                            Savings Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses, liabilities and losses in connection with any proceeding, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.

J.                            Amendment. No amendment, termination or repeal of this Article XI or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any indemnitee to indemnification under the provisions hereof with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

ARTICLE XII
MISCELLANEOUS

A.                Forum.

1.                  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation or any of their Affiliates to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For the avoidance of doubt, this Section XII(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

2.                  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

B.                 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section XII(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section XII(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.                 Severability. If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

D.                Any person (as defined in Article X) purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

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